Exhibit 99.2

AUDITED FINANCIAL STATEMENTS

HIGH PERFORMANCE
TECHNOLOGIES, INC.

DECEMBER 31, 2010 AND 2009

HIGH PERFORMANCE TECHNOLOGIES, INC

AUDITED FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

CONTENTS

Page

Independent Auditor’s Report	1

Financial Statements

Balance Sheets	2
Statements of Income	3
Statements of Stockholders’ Equity	4
Statements of Cash Flows	5
Notes to the Financial Statements	6 - 13

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
High Performance Technologies, Inc.
Reston, Virginia

We have audited the accompanying balance sheets of High Performance Technologies, Inc. (the Company) as of December 31, 2010 and 2009, and the related statements of income, of stockholders’ equity, and of cash flows for the years ended December 31, 2010, 2009 and 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of High Performance Technologies, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2010, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Argy, Wiltse & Robinson, P.C.

McLean, Virginia
March 16, 2011

HIGH PERFORMANCE TECHNOLOGIES, INC.

BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

(in thousands, except share data)

	2010	2009

ASSETS

Current assets

Cash and cash equivalents	$17,804	$13,597
Contract receivables, net	18,293	16,703
Notes receivable from stockholders	4,265	-
Notes receivable from employees	62	68
Prepaid expenses and other current assets	837	799

Total current assets	41,261	31,167

Notes receivable from employees	41	42
Property and equipment, net	2,399	2,237
Deposits	5	14

Total assets	$43,706	$33,460

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities

Accounts payable and accrued expenses	$12,375	$8,359
Billings in excess of revenue recognized	277	390
Bank line-of-credit	-	-
Deferred rent	144	65
Deferred state income taxes	124	144

Total current liabilities	12,920	8,958

Deferred rent	1,726	1,491

Total liabilities	14,646	10,449

Commitments	-	-

Stockholders’ equity

Common stock - 10 Vote, $0.01 par value, 100,000 shares authorized; 37,500 shares issued and outstanding	-	-
Common stock - 1 Vote, $0.01 par value, 900,000 shares authorized; 433,034 and 304,925 shares issued and outstanding at December 31, 2010 and 2009, respectively	4	3
Additional paid-in capital	5,513	3,299
Receivable from stockholders	(1,533)	-
Retained earnings	25,076	19,709

Total stockholders’ equity	29,060	23,011

Total liabilities and stockholders’ equity	$43,706	$33,460

The accompanying notes are an integral part of these financial statements.

HIGH PERFORMANCE TECHNOLOGIES, INC.
(AN S CORPORATION)

STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

(in thousands)

	2010	2009	2008

Contract revenue

Services	$90,039	$82,823	$71,618
Other	432	1,505	1,935

Total contract revenue	90,471	84,328	73,553

Costs of revenue

Cost of services revenue	72,456	67,621	58,295
Cost of other revenue	411	1,468	1,805
General and administrative	7,853	6,626	6,879
Depreciation and amortization	668	745	518
Stock compensation expense	1,368	802	614

Total costs of revenue	82,756	77,262	68,111

Operating income	7,715	7,066	5,442

Other income (expense)

Interest and other income	5	17	128
Interest expense	(11)	(10)	(11)

Total other (expense) income	(6)	7	117

Income before state income taxes	7,709	7,073	5,559

Provision for state income taxes	(33)	(332)	(66)

Net income	$7,676	$6,741	$5,493

The accompanying notes are an integral part of these financial statements.

HIGH PERFORMANCE TECHNOLOGIES, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

(in thousands)

	Common Stock - 10 Vote		Common Stock - 1 Vote
	Shares	Dollars	Shares	Dollars	Additional paid-in capital	Stockholder Receivable	Retained Earnings	Total Stockholders’ equity
Balance at December 31, 2007	38	$-	299	$3	$2,178	$-	$12,407	$14,588
Sale of common stock	-	-	8	-	72	-	-	72
Repurchase of common stock	-	-	(7)	-	(171)	-	-	(171)
Employee stock compensation	-	-	-	-	614	-	-	614
Distributions to stockholders	-	-	-	-	-	-	(944)	(944)
Net income	-	-	-	-	-	-	5,493	5,493
Balance at December 31, 2008	38	-	300	3	2,693	-	16,956	19,652
Sale of common stock	-	-	14	-	53	-	-	53
Repurchase of common stock	-	-	(9)	-	(249)	-	-	(249)
Employee stock compensation	-	-	-	-	802	-	-	802
Distributions to stockholders	-	-	-	-	-	-	(3,988)	(3,988)
Net income	-	-	-	-	-	-	6,741	6,741
Balance at December 31, 2009	38	-	305	3	3,299	-	19,709	23,011
Sale of common stock	-	-	158	1	1,831	(1,533)	-	299
Repurchase of common stock	-	-	(30)	-	(985)	-	-	(985)
Employee stock compensation	-	-	-	-	1,368	-	-	1,368
Distributions to stockholders	-	-	-	-	-	-	(2,309)	(2,309)
Net income	-	-	-	-	-	-	7,676	7,676
Balance at December 31, 2010	38	$-	433	$4	$5,513	$(1,533)	$25,076	$29,060

The accompanying notes are an integral part of these financial statements.

HIGH PERFORMANCE TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

(in thousands)

	2010	2009	2008

Cash flows from operating activities:

Net income	$7,676	$6,741	$5,493
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	668	745	518
Change in allowance for doubtful accounts	(705)	551	(15)
Deferred state income taxes	(20)	144	-
Deferred rent	314	1,465	(22)
Employee stock compensation	1,368	802	614
Changes in operating assets and liabilities:
Contract receivables	(885)	(216)	1,337
Prepaid expenses and other current assets	(38)	(186)	(188)
Accounts payable and accrued expenses	3,985	(446)	957
Billings in excess of revenue recognized	(113)	(246)	(317)

Total adjustments	4,574	2,613	2,884

Net cash provided by operating activities	12,250	9,354	8,377

Cash flows from investing activities:

Decrease (increase) in notes receivable from employees	7	(17)	11
Increase in notes receivable from stockholders	(4,265)	-	-
Purchases of property and equipment	(830)	(1,726)	(420)
Decrease (increase) in deposits	9	40	(8)

Net cash used in investing activities	(5,079)	(1,703)	(417)

Cash flows from financing activities:

Proceeds from the sale of common stock	299	53	72
Repurchase of common stock	(954)	(249)	(171)
Distributions to stockholders	(2,309)	(3,988)	(944)

Net cash used in financing activities	(2,964)	(4,184)	(1,043)

Net increase in cash	4,207	3,467	6,917

Cash at the beginning of the year	13,597	10,130	3,213

Cash at the end of the year	$17,804	$13,597	$10,130

Supplemental disclosures of cash flow information:

Cash paid for interest	$11	$10	$11

Cash paid for state income taxes	$65	$332	$66

The accompanying notes are an integral part of these financial statements.

HIGH PERFORMANCE TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

High Performance Technologies, Inc. (the Company) was incorporated on November 27, 1991, under the laws of the State of Florida.  The Company integrates concept, design, and development to help its customers successfully achieve their strategic information technology goals by providing a full range of services in Mission Critical Systems Engineering and Development, Performance Based Architecture and Applied Science.

Mission Critical Systems Engineering and Development fuses creativity and discipline into development and implementation of flexible scalable solutions.

Performance Based Architecture provides the concept for a successful program.

Applied Science work within government R&D laboratories provides unique insight into tomorrow’s needs, mitigating the risk of technology adoption in a program’s design.

The significant accounting policies followed by the Company are described below.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Such estimates also affect the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from estimates under different assumptions or conditions.

Revenue recognition

Revenue from cost-reimbursable contracts is recognized on the basis of reimbursable contract costs incurred during the period, increased by the applicable overhead and general and administrative costs, plus a percentage of the fixed fee.  Revenue from time and material contracts is recognized on the basis of man-hours utilized, plus other reimbursable contract costs incurred during the period.  Revenue from firm-fixed price contracts is recognized on either the proportional performance method or on a straight-line basis.  The proportional performance method is used when a certain level of effort is specified and costs incurred provide a reasonable surrogate for the output measurement of contract performance.   Under the proportional performance method, individual contract revenue earned is measured by the percentage of contract costs incurred bear to management’s estimate of total contract costs to be incurred at completion.  When services are performed, or are expected to be performed consistently throughout an arrangement, revenue on those fixed-price contracts is recognized ratably over the period benefited.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenue, and are recognized in the period in which such revisions are determined.
Service revenue includes revenue derived from labor intensive contracts and related reimbursement of expenses associated with those contracts. Other revenue includes revenue derived from the sale of hardware and software products associated with systems integration contracts.

Multiple agencies of the federal government directly or indirectly provided the majority of the Company’s contract revenue during the years ended December 31, 2010, 2009, and 2008.

Federal government contract costs for 2007 through 2010, including indirect costs, are subject to audit and adjustment by the Defense Contract Audit Agency.  Contract revenue has been recorded in amounts that are expected to be realized upon final settlement.

Costs of revenue

Costs of revenue include all direct contract costs, as well as indirect overhead costs and selling, general and administrative expenses that are allowable and allocable to contracts under federal procurement standards.  Costs of revenue also include costs and expenses that are unallowable under applicable procurement standards, and are not allocable to contracts for billing purposes.  Such costs and expenses do not directly generate revenues, but are necessary for business operations.

Cash equivalents

The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

Contract receivables

Contract receivables are generated from prime and subcontracting arrangements with federal governmental agencies and various commercial entities.  Billed amounts represent invoices that have been prepared and sent to the customer.  Unbilled amounts represent costs and anticipated profits awaiting milestones to bill.  Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions.  Management believes that the recorded allowance for doubtful accounts is adequate.

Billed contract receivables are considered past due if the invoice has been outstanding more than 30 days.  The Company does not charge interest on billed contract receivables; however, federal governmental agencies generally pay interest on invoices outstanding more than 30 days.  The Company records interest income from federal governmental agencies when received.

Property and equipment

Property and equipment is stated at cost.  Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment is retired, or otherwise disposed of, the cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.  Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful lives of the assets of three to seven years.  Amortization of leasehold improvements is computed using the straight-line basis over the lesser of the estimated useful lives of the underlying assets or the terms of the related leases.

Income taxes

The Company has elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code, which provides that, in lieu of corporate income taxes, the stockholders separately account for their pro rata share of the Company’s items of income, deductions, losses and credits.  Consequently, the Company is not liable for federal or state income taxes, except to the extent the Company operates in jurisdictions that do not recognize S Corporation status, such as the District of Columbia, where the Company pays a franchise tax, and the State of New Jersey, where the Company is taxed as a C Corporation.  A provision for state income taxes is reflected in the accompanying financial statements.

In accordance with authoritative guidance on accounting for uncertainty in income taxes issued by the Financial Accounting Standards Board (FASB), management has evaluated the Company’s tax positions and has concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.  The Company is no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for years ended December 31, 2006 and prior.

Stock-based compensation

The Company accounts for the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values.  Under authoritative guidance issued by the FASB, companies are required to estimate the fair value or calculated value of share-based payment awards on the date of grant using an option-pricing model.  The value of awards that are ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s statements of income.  The Company uses the Black-Scholes Option Pricing Model to determine the fair-value of stock-based awards.

The Company utilizes the prospective transition method, which requires the application of the accounting standard to new awards made, as well as awards from previous years that have been modified, repurchased, or cancelled after December 31, 2005.  The Company continues to account for any portion of awards outstanding at December 31, 2005 using the accounting principles originally applied to those awards (either the minimum value method, or the authoritative guidance for accounting for certain transactions involving stock compensation).  Under these methods, the Company did not recognize any compensation cost during 2010, 2009, and 2008 for stock options and other awards to employees and directors granted prior to January 1, 2006.

Valuation of long-lived assets

The Company accounts for the valuation of long-lived assets under authoritative guidance issued by the FASB, which requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of such an asset may not be recoverable.  Recoverability of the long-lived assets is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the assets.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

No indicators of impairment were identified for the years ended December 31, 2010, 2009, and 2008.

Concentrations of credit risk

The Company’s assets that are exposed to credit risk consist primarily of cash and contract receivables.  Contract receivables consist primarily of amounts due from various agencies of the federal government or prime contractors doing business with the federal government.  Historically, the Company has not experienced significant losses related to contract receivables and, therefore, believes that the credit risk related to contract receivables is minimal.  The Company maintains cash balances that may at times exceed federally insured limits.  Cash balances are maintained at high-quality financial institutions and the Company believes the credit risk related to these cash balances is minimal.

Subsequent events

The Company has evaluated its December 31, 2010 financial statements for subsequent events through March 16, 2011, the date the financial statements were available to be issued. The Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements.

Reclassifications

Certain amounts presented in the 2009 and 2008 financial statements have been reclassified to conform to the 2010 presentation.  These reclassifications have no effect on the previously reported net income.

NOTE 2 - CONTRACT RECEIVABLES AND BILLINGS IN EXCESS OF REVENUE RECOGNIZED

Contract receivables consist of the following at December 31 (in thousands):

	2010	2009

Billed receivables	$9,248	$10,909
Unbilled receivables:
Amounts currently billable	10,343	8,026
Indirect rate variances, net	(21)	(250)

	19,570	18,685
Less: allowance for doubtful accounts	(1,277)	(1,982)

	$18,293	$16,703

Billings in excess of revenue recognized	$277	$390

Billings in excess of revenue recognized are comprised primarily of timing differences between billings (which are determined based upon contractually set milestones) and amounts recognized as earned (which are based upon costs incurred and contract performance).

NOTE 3 - NOTES RECEIVABLE FROM STOCKHOLDERS

Notes receivable from stockholders are unsecured, bear interest at 0.32% per annum, and are due, in full, on December 29, 2011.

NOTE 4 - NOTES RECEIVABLE FROM EMPLOYEES

Notes receivable from employees at December 31, 2010 and 2009 consist of non-interest bearing notes related to an employee laptop purchase program.  Employees are given loans to purchase laptops up to a maximum of $3,000 with 50% of the cost repaid by the employee over a three-year period through payroll deductions and the other 50% forgiven ratably over that same period, upon satisfaction of employment service requirements.  At December 31, 2010 and 2009, employee receivable balances for these programs were $103,000 and $110,000, respectively.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31 (in thousands):

	2010	2009

Leasehold improvements	$2,063	$1,674
Computer hardware and software	1,904	1,505
Office furniture and fixtures	1,214	1,172

	5,181	4,351
Less: accumulated depreciation and amortization	(2,782)	(2,114)

	$2,399	$2,237

Depreciation and amortization expense on property and equipment totaled $668,000, $745,000, and $518,000 for the years ended December 31, 2010, 2009, and 2008, respectively.

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consists of the following at December 31 (in thousands):

	2010	2009

Accounts payable and accrued expenses	$5,904	$2,104
Accrued salaries and related liabilities	6,471	6,255

	$12,375	$8,359

NOTE 7 - BANK LINE-OF-CREDIT

The Company has a bank line-of-credit that is limited to the lesser of $4.5 million or 80% - 90% of eligible billed contracts receivable.  Borrowings under this line-of-credit agreement are due on demand, are secured by all assets of the Company, and bear interest at LIBOR plus a margin of 2% (2.62% at December 31, 2010).  This agreement expires, if not renewed, on September 30, 2011.

The bank line-of-credit agreement includes financial covenants requiring the Company to maintain certain financial ratios.

NOTE 8 - STATE INCOME TAXES

The provision for state income taxes consists of the following for the years ended December 31 (in thousands):

	2010	2009	2008

Current state income taxes	$53	$188	$66
Deferred state income taxes	(20)	144	-

	$33	$332	$66

Deferred state income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes.  These temporary differences relate principally from the use of the cash basis of accounting and accelerated depreciation and amortization methods for income tax purposes.

NOTE 9 - RETIREMENT PLAN

The Company maintains a defined contribution 401(k) profit sharing plan (the Plan) for all employees who are over the age of 21. Participants may make voluntary contributions up to the maximum amount allowable by law. Company contributions to the Plan are at the discretion of management and vest to the participants ratably over a five-year period, beginning with the second year of participation.  The Company recorded contributions to the Plan of $1,185,000, $1,146,000, and $808,000 for the years ended December 31, 2010, 2009, and 2008, respectively.

NOTE 10 - STOCKHOLDER’S EQUITY

Common stock transactions

During the years ended December 31, 2010, 2009, and 2008, the Company repurchased 30,417, 9,307, and 7,661 shares of common stock for $985,000, $249,000, and $171,000, respectively.

Incentive stock option plan

Under the terms of the Company’s Incentive Stock Option Plan, the Company may grant options for up to 1,000,000 shares of Common Stock - 1 vote per share. The exercise price of each option is equal to or greater than the market price of the Company’s stock on the date of the grant. The Board of Directors shall fix the term and the vesting of all options issued under this plan; however, in no event will the term exceed 10 years.

The fair value of each option award is estimated on the date of grant using the Black-Scholes Option Pricing Model using the weighted average assumptions noted in the following table:

	2010	2009	2008

Expected volatility	26.00%	27.00%	27.00%
Expected dividend yield	0.00%	0.00%	0.00%
Expected option term (in years)	10	9.67	10
Risk-free interest rate	2.66 - 2.99%	3.52%	3.47%

The expected volatility of the options granted was estimated using the historical volatility of share prices of publicly traded companies within the same or similar industry as a substitute for the historical volatility of the Company’s common shares, which is not determinable without an active external or internal market.  The expected dividends are based on the Company’s historical estimated issuance and management’s expectations for dividend issuance in the future.  The expected term of options granted represents the period of time that options granted are expected to be outstanding.  The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Presented below is a summary of the status of the stock options under the Stock Option Plan for the year ended December 31, 2010:

	Number of Shares	Weighted Average Exercise Price	Average Remaining Contractual Term (Years)

Outstanding at January 1, 2010	386,077	$11.86
Granted	44,500	$32.41
Exercised	(158,526)	$11.56
Forfeited or expired	(13,216)	$15.83

Outstanding at December 31, 2010	258,835	$15.38	5.55

Exercisable at December 31, 2010	144,845	$7.32	3.66

The following table summarizes information about stock options outstanding on December 31, 2010 (in thousands):

Options Outstanding				Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
		Remaining	Average		Remaining	Average
Exercise	Total	Life	Exercise	Total	Life	Exercise
Price	Outstanding	(Months)	Price	Exercisable	(Months)	Price
$0.34-0.70	6,350	6	$0.67	6,350	6	$0.67
$1.30-1.93	73,066	35	$1.54	73,066	35	$1.54
$5.25	12,035	27	$5.25	12,035	27	$5.25
$10.01-19.05	67,869	62	$15.76	46,449	60	$15.34
$22.40-32.41	99,515	102	$27.45	6,945	95	$24.22

	258,835			144,845

The weighted-average grant-date fair value of options granted during the years ended December 31, 2010, 2009, and 2008 was $13.63, $11.86, and $10.47, respectively.  The intrinsic value of stock options exercised during the years ended December 31, 2010, 2009, and 2008 totaled $3,305,000, $334,000, and $108,000, respectively. The Company charged compensation expense of $1,368,000, $802,000, and $614,000 to operations for the years ended December 31, 2010, 2009, and 2008, respectively.  During the years ended December 31, 2010, 2009, and 2008, cash received under all share-based compensation arrangements totaled $299,000, $53,000, and $72,000, respectively.

As of December 31, 2010, there was approximately $1,322,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan subsequent to December 31, 2006.  That cost is expected to be recognized over a weighted-average remaining period of four years. The total fair value of the shares under stock options granted that vested during the years ended December 31, 2010, 2009, and 2008 totaled $1,539,000, $1,213,000, and $1,120,000, respectively.

NOTE 11 - COMMITMENTS

The Company leases office space under the terms of non-cancelable operating leases, which expire at various dates through November 2019.  As of December 31, 2010, the following is a schedule of the future minimum lease payments required under non-cancelable operating leases that have initial or remaining terms in excess of one year (in thousands):

Years ending December 31,

2011	$2,036
2012	2,077
2013	1,238
2014	1,156
2015	1,180
Thereafter	3,979

$11,666

Under authoritative guidance issued by the FASB, the Company is recognizing the total cost of its office leases ratably over the respective lease periods.  The difference between rent paid and that expensed is reflected as deferred rent and is being amortized over the terms of the leases.

Rent expense aggregated $1,974,000, $1,618,000, and $1,582,000 for the years ended December 31, 2010, 2009, and 2008, respectively.

NOTE 12 - RESTATEMENT

During the year ended December 31, 2010, the Company identified errors in the recording of stock compensation expense related to stock options granted during the Company’s prior fiscal years 2005 through 2009.  The following is a summary of the effects of this restatement:

	Balance
	as previously		Restated
	reported	Restatement	amount

Additional paid-in capital
Balance at December 31, 2007	$140	$2,038	$2,178
Balance at December 31, 2008	191	2,502	2,693
Balance at December 31, 2009	202	3,097	3,299

Retained earnings
Balance at December 31, 2007	14,445	(2,038)	12,407
Balance at December 31, 2008	19,458	(2,502)	16,956
Balance at December 31, 2009	22,806	(3,097)	19,709

	Amounts
	as previously		Restated
	reported	Restatement	amount

Stock compensation expense
Year ended December 31, 2008	$150	$464	$614
Year ended December 31, 2009	207	595	802

Net income
Year ended December 31, 2008	5,957	(464)	5,493
Year ended December 31, 2009	7,336	(595)	6,741